Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Registration Statement of Merrill Corporation on Form S-8 of our report dated March 29, 1999, on our audits of the consolidated financial statements of Merrill Corporation as of January 31, 1999 and 1998, and for the years ended January 31, 1999, 1998 and 1997, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended January 31, 1999. We also consent to the references to our firm under the caption "Incorporation of Documents by Reference."

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

St. Paul, Minnesota
June 28, 1999